Exhibit 10.17

Plan:    IDEX Corporation Incentive Award Plan
As Amended and Restated effective April 6, 2010
IDEX CORPORATION
STOCK OPTION AGREEMENT
Effective on the Grant Date, you have been granted the option to purchase the number of shares of Common Stock of IDEX Corporation (the "Company") at the exercise price designated above, in accordance with the provisions of this agreement and the provisions of the IDEX Corporation Incentive Award Plan, as Amended and Restated effective April 6, 2010 (the "Plan"), which is incorporated herein by this reference and made a part of this Agreement. This option may be exercised for whole shares only.
This option will vest and may be exercised in accordance with the following schedule: 25% of the shares subject to the option will be vested on the first anniversary of the Grant Date, and 25% shall vest on the date of each anniversary thereafter, with full vesting on the fourth anniversary of the Grant Date.
In the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned by the Company (its "Subsidiary"), with or without cause or by mutual agreement ("Termination of Service"), your right to vest in your option under the Plan, if any, will terminate effective as of the date of Termination of Service. If your employment or service is in a jurisdiction which requires under applicable statute or common law a notice period for termination or a period of pay in lieu of such notice (each, the "Notice Period"), you have no rights to vest in your option during the Notice Period.
Notwithstanding the foregoing, this option shall be fully vested and be exercisable upon your Termination of Service by reason of death, Disability, or Retirement. "Disability" means that you could qualify to receive long-term disability payments under the Company's long-term disability insurance program, as it may be amended from time to time.
For the purposes of this Plan, “Retirement” means an employee’s Termination of Service on or after accruing at least five Years of Service with the Company or a Subsidiary after being acquired by the Company, and attaining an age of at least 50, if the sum of the employee’s age and Years of Service is at least 70. “Years of Service” means the number of continuous full years of employment with the Company or any of its Subsidiaries.
The option may not be exercised until vested. Once vested, the option may be exercised in whole or any part, at any time. However, a vested option must be exercised, if at all, prior to the earlier of:

(a)
one year following your Termination of Service with the Company or any of its Subsidiaries by reason of death, Retirement, Disability or by reason of termination without Cause or for Good Reason as a result of a Change in Control as described below;

(b)
90 days following your last day of active employment or service with or for the Company or any Subsidiary for any reason other than death, Disability, Retirement or termination without Cause or for Good Reason as a result of a Change in Control; for this purpose your last day of active employment or service will be deemed to occur on the date of the closing of the sale of all or substantially all of the stock or assets of a Subsidiary for which you are employed at the time of the transaction;

(c)	the tenth anniversary of the Grant Date;
and if not exercised prior thereto shall terminate and no longer be exercisable.
Further, if a Change in Control of the Company occurs, this option shall continue in effect, or be assumed or an equivalent option or Award substituted by the publicly-traded successor or a parent or subsidiary of a successor (with appropriate adjustments in the Award as provided in Section 11.1 of the Plan); provided however, that if you incur a Termination of Service, by the Company without Cause or by reason of your termination for Good Reason, and the date of Termination of Service occurs (or in the case of your termination for Good Reason, the event giving rise to Good Reason occurs), in each case, during the period beginning on the date of the Change in Control and ending on the date that is twenty-four (24) months following the Change in Control, this award shall be fully vested and exercisable on your Termination of Service. “Cause” shall have the meaning set forth in the Participant’s employment or consulting agreement, if any, and if no such agreement exists then it shall mean: (i) failure to perform your material duties (other than as a result of a disability) if such failure, if curable, is not cured within 30 days after written notice is provided, (ii) your breach of fiduciary duty to the Company, (iii) your indictment under the laws of any jurisdiction in which you reside or are otherwise performing services for the Company or any Subsidiary, for (A) a civil offense which is injurious to the business reputation of the Company or (B) a criminal offense, or (iv) your breach of any material written policy of the Company if such breach, if curable, is not cured within 30 days after written notice is provided by the Company. "Good Reason" shall have the meaning set forth in the Participant’s employment or consulting agreement, if any, and if no such agreement exists then it shall mean: (i) there has been a material diminution in your responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority, (ii) a required relocation of more than 50 miles from the location of your principal job location or office immediately prior to the Change In Control, or (iii) a material breach by the Company or Subsidiary of any of the material terms of any agreement covering your terms of employment. A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to substantially remedy the condition within 30 days after receiving your written notice.

In the event that the successor in a Change in Control refuses to assume or substitute for the option, or following the Change in Control neither the Company, any successor thereto, nor any ultimate parent thereof will have equity securities that are readily tradable on a regulated securities exchange, then upon the Change in Control, the option shall automatically be fully vested and the holder thereof shall be entitled to receive in the Change in Control an amount of cash equal to the amount that could have been attained upon the exercise or other payment of such option (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such option or realization of the Participant’s rights, then such option may be terminated by the Company without payment).
If you terminate employment with the Company or any of its Subsidiaries as an employee, but you continue to provide bona fide services under a written agreement with the Company or any of its Subsidiaries as a consultant or contractor you will still be considered to have a Termination of Service upon termination of your employment, unless you enter into a written agreement with the Company explicitly providing that you will not have a Termination of Service, for this plan only, while performing the non-employee services.
If you terminate employment with the Company or any of its Subsidiaries, but remain as a director of the Company or any Subsidiary, then, solely for purposes of determining the period in which you may exercise a vested option, you will not have a Termination of Service until you no longer provide services to the Company in any capacity, whether as an employee, director or contractor.
The option will be deemed exercised upon your completing the exercise procedures established by the Company and your payment of the option exercise price per share and any applicable tax withholding to the Company. Payment may be made in cash or such other method as the Company may permit from time to time as set forth in the Plan.
Notwithstanding anything in the Plan to the contrary and in accordance with Section 4.1(b) of the Plan, if you are a resident for tax purposes in Brazil or China (PRC), you may exercise your option only by placing a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the option as described in Section 5.1(c) of the Plan.
The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from this option. You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold cash payable, or shares otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; or (ii) surrendering to the Company previously owned Common Stock with a fair market value equal to the minimum amount of the tax withholding obligation or (iii) by deduction from salary or any other payment payable to you at any time on or after the day an income tax charge arises in respect of the shares. If you are subject to United Kingdom income tax and/or national insurance contributions, the Company or any Subsidiary may withhold or collect any income tax and national insurance contributions: (i) by deduction from salary or any other payment payable to you at any time on or after the day an income tax charge arises in respect of an option; (ii) directly from you by payment of cleared funds; or (iii) by arranging for the sale of some of the shares of Common Stock to which you are entitled following the exercise of your option.
Unless otherwise consented to by the Company, this option is not transferable except by will or the laws of descent and distribution.
You acknowledge that all employees, including corporate officers, of IDEX are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the company securities (“hedging”) and agree not to engage in any hedging transactions. For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning IDEX stock, such as zero-cost collars and forward sales contracts.
Consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and to the extent not in violation of any applicable law, IDEX reserves the right to recover from current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

(a)	there is a restatement of Company financials, due to the material noncompliance with any financial reporting requirement,

(b)	the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

(c)	the cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

(d)	the pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement.
The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.
You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates and your employer hold certain personal information, including your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan ("Data"). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan.
Your participation in the Plan is voluntary. The value of the option is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of an option under the Plan represents a mere investment opportunity.
This option is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of an option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future. Future grants of options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of stock options, vesting provisions, and the exercise price. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.
COMPANY:
IDEX CORPORATION

By: Frank J. Notaro
Senior Vice President - General Counsel and Secretary